UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 10, 2007

Desert Capital REIT, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

0-51344	20-0495883
(Commission File Number)	(IRS Employer Identification No.)

1291 Galleria Drive, Suite 200, Henderson, Nevada	89014
(Address of Principal Executive Offices)	(Zip Code)

(800) 419-2855
(Registrant’s Telephone Number, Including Area Code)

NONE.
(Former Name or Former Address, if Changed Since Last Report)

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective May 16, 2007, Desert Capital REIT, Inc. (the “Company”) appointed G. Steven Dawson as its Chief Financial Officer. Mr. Dawson was elected to our board of directors effective July 2004. From 1990 to 2003, Mr. Dawson served as the Senior Vice President and Chief Financial Officer of Camden Property Trust or its predecessors, a large multifamily REIT. Camden is a public real estate investment trust which specializes in the acquisition, development, and management of apartment communities throughout the United States. Prior to 1990, Mr. Dawson served in various related capacities with companies involved in commercial real estate, including land and office building development as well as the construction and management of industrial facilities located on airports throughout the country. He is currently a private investor who is active on the boards of four publicly traded REITs in addition to the Company. These include: American Campus Communities, Inc., AMREIT, Alesco Financial Inc., and Medical Properties Trust. Mr. Dawson holds a BBA from Texas A&M University and serves on the Real Estate Roundtable at the Mays Business School at Texas A&M. Age 49.

Effective May 16, 2007, the Company appointed Jonathan G. Arens, its former Chief Financial Officer, as its co-Chief Operating Officer. Mr. Arens was elected as our Chief Financial Officer effective November 1, 2005. Mr. Arens has been the Chief Financial Officer of our Dealer-Manager since January 2004. Mr. Arens worked as a teacher’s assistant in the Education Department at the University of Iowa from August 2003 through June 2004. Mr. Arens is a certified public accountant and a Member of the American Institute of Certified Public Accountants. He earned his Masters of Accountancy in 2004, and his Bachelors in Accounting in 2003, both from the University of Iowa. Age 26.

James George, one of the Company’s directors, is Mr. Arens’ uncle.

Effective May 16, 2007, the Company appointed Erin Ackerman as its co-Chief Operating Officer. Ms. Ackerman is our Director of Stockholder Relations. She is also Executive Vice President and Treasurer for CMC Financial Services, the dealer-manager for the Company’s current offering. She is responsible for the daily operations performance of the firm, including financial management, compliance, and client relations. From January 2002 until December 2003, Ms. Ackerman served as the Executive Vice President of Consolidated Mortgage and supervised the activities of the collections, investment, loans and accounting departments. From 2000 to January 2002 she served as Vice President in charge of Consolidated Mortgage’s investment department, which included duties of researching properties and borrowers, preparing loan documentation, assisting private investors with trust deed investments and supervising employees engaged in these activities. Ms. Ackerman worked as an investment officer with Consolidated Mortgage from 1998 to 2000, which included duties of providing information regarding the creation of customer accounts and selecting real estate loans for investor/ lenders as well as assisting in the hiring and training of new employees. Ms. Ackerman earned a BA in Psychology from the University of California Irvine, and MBA from the University of Nevada, Las Vegas. Age 30.

Relationship with our Advisor

Mr. Arens, our co-Chief Operating Officer, is a stockholder and chief financial officer of Burton Management Company, our advisor. Our advisor oversees our day-to-day operations including asset, liability and capital management. Our advisor is compensated pursuant to the terms of the advisory agreement, which entitles it to a base management fee, incentive compensation and reimbursement of expenses. For the year ended December 31, 2006 we paid a base management fee of $1,176,920 and incentive compensation of $1,428,124.

Relationship with our Dealer-Manager

CMC Financial Services was the dealer-manager for our first public offering, and is the dealer-manager for our current public offering. In 2006, we paid CMC Financial Services selling commissions and marketing support fees totaling $5,447,914. CMC Financial Services paid a substantial portion of these fees to third party broker-dealers. Pursuant to the dealer-manager agreement for our current public offering, CMC Financial Services will be paid selling commissions of 6.5% and a marketing support fee of 3.0%.

CMC Financial Services also has an agreement with Consolidated Mortgage, our wholly-owned subsidiary, pursuant to which Consolidated Mortgage pays an administrative fee of 25 basis points (based on the principal amount) on each loan it originates to CMC Financial Services, in return for administrative services to support Consolidated Mortgage’s investment pool. The fee is calculated and paid monthly. The fee pursuant to this agreement, calculated before consolidation, was $917,005. Upon consolidation of the financial statements, $253,358 was eliminated, leaving an expenses reported in the financial statements of $663,647 for the year ended December 31, 2006.

Jonathan Arens is a stockholder and Chief Financial Officer of our Dealer-Manager.

Loans to CM Land, LLC

On December 31, 2006, we had outstanding loans of approximately $15.2 million to CM Land, LLC, a related party.  During 2006, CM Land paid interest to us totaling $1,814,778. Jonathan Arens owns and manages CM Land with Todd Parriott, our Chief Executive Officer.  The loans have an average interest rate of 13.5% and mature between May 2007 and October 2007.  CM Land, LLC used these funds, in addition to funds provided by unaffiliated third party lenders, to acquire approximately $80 million of unimproved real estate from an unaffiliated third party. Our loans are evidenced by a mortgage note and are secured by a deed of trust on the land acquired with our funds. We paid no fees to CM Land in connection with the transaction. We have elected a committee of our board comprised of Messrs. Beville and Gustafson to review and approve amounts we lend to CM Land.

In addition, our subsidiary, Consolidated Mortgage, originates all of CM Land's loans.  During 2006, CM Land paid servicing fees to Consolidated Mortgage totaling $1,072,555.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 14, 2007

        DESERT CAPITAL REIT, INC.
        By:  /s/ Todd B. Parriott
        Todd B. Parriott
        Chief Executive Officer